UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2010

DCP Holding Company

(Exact name of registrant as specified in its charter)

Ohio	0-51954	20-1291244
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Crowne Point Place, Sharonville, Ohio	45241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 554-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 23, 2010, the Chairman of the Board of Directors and Anthony A. Cook executed the Fifth Amended and Restated DCP Holding Company Employment Agreement by and between DCP Holding Company (the “Company”) and Anthony A. Cook, with an effective date of January 1, 2010. The amended employment agreement provides for a base salary of not less than $314,000, bonus eligibility of up to 30% of base salary, a monthly automobile allowance, payment of country club dues of up to $7,200 annually and certain severance benefits if Mr. Cook is terminated without good cause. The Fifth Amended and Restated Employment Agreement continues for a period of one year after the effective date and is automatically extended for successive one year periods. Mr. Cook, age 59, has been President and Chief Executive Officer of Dental Care Plus since February 2001, President and Chief Executive Officer of the Company since July of 2004 and a member of the Board of Directors of the Company since November of 2008.

ITEM 5.07	Submission of Matters to a Vote of Security Holders

The Company’s annual meeting of shareholders was held on April 28, 2010. At the meeting, the shareholders voted to re-elect certain persons to the Board of Directors for a term expiring at the 2012 annual meeting of shareholders. The individuals listed below were elected to the Company’s Board of Directors, each to hold office until the designated annual meeting or until his or her successor is elected and qualified, or until his or her earlier resignation. The table below indicates the votes for, votes withheld as well as shares not voted for the election of the seven nominees.

	For	Withheld	Not Voted	Broker Non-Votes	Absentions
Michael Carl, DDS	322	29	267	0	0
Anthony A. Cook, MS, MBA	318	33	267	0	0
Ross A. Geiger	319	32	267	0	0
Roger M. Higley, DDS	322	29	267	0	0
David A. Kreyling, DMD	320	31	267	0	0
James E. Kroeger, MBA, CPA	319	32	267	0	0
Donald J. Peak, CPA	319	32	267	0	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Holding Company

Date: April 29, 2010	/s/ Robert C. Hodgkins, Jr.
Robert C. Hodgkins, Jr.
Vice President and Chief Financial Officer